CONVERTED ORGANIC, INC. (COIN) ANNOUNCES
MERGER TRANSACTION WITH FINJAN, INC.

COMBINED COMPANY TO BE CALLED FINJAN HOLDINGS, INC.

NEW YORK, June 4th, 2013--- Converted Organics Inc. (OTC MKT: COIN) (the “Company”) today announced the successful completion of a merger transaction (the "Merger") with Finjan, Inc. (“Finjan”), in which the Company acquired Finjan.  The name of the Company has been changed to Finjan Holdings, Inc.   The Company’s common stock will continue be quoted on the OTC markets under the symbol “COIN,” although we anticipate that a new symbol will be assigned to reflect the change of the Company’s name to “Finjan Holdings, Inc.”

Finjan, a privately-owned online security and technology company, was founded in 1997 and is one of the first companies to develop and patent software and technology capable of real-time, behavior–based, software security intended to protect against malicious code.  The acquisition of Finjan, comprising numerous patents and other intellectual property dating back to1996 and expiration dates extending through 2030, positions the Company to pursue additional licensing and enforcement programs in the security industry.

“This transaction to become a public company is the starting point of our creating a platform for future investments and acquisitions related to the cyber security space,” said Phil Hartstein, the Company’s newly designated President.  “We are pleased to have the continued support and backing of our original institutional and corporate investors as we transition to the next stage of our company’s development.”

The Company is approximately 91.5% owned by former Finjan stockholders.  As part of this transaction, members of the current Finjan senior management team have replaced the existing management of the Company. The Board of Directors of the Company will consist of a new Board largely comprised of the prior members of the Finjan Board, the current CEO/Chairman of COIN, with several designated board openings.

Effective ten days after the mailing of an information statement to stockholders, as required under Federal securities laws, the Company’s newly appointed Board of Directors will include:

•	Michael Eisenberg, Partner in Benchmark Capital;
•	Daniel Chinn, CEO of Finjan, Inc. and former Partner of Israel Seed Partners;
•	Alex Rogers, Partner at Harbourvest;
•	Eric Benhamou, Chairman of Benhamou Global Ventures; and
•	Edward Gildea, former Chairman and CEO of Converted Organics.

In November 2009, Finjan’s operating business was acquired by M86 Security, Inc., subsequently acquired by Trustwave Holdings, Inc., both of which continue to sell and support Finjan products and customer installations.  As part of this transaction, Finjan retained complete ownership over its intellectual property portfolio, granting a license to M86, and subsequently a license to Trustwave.  Today, Finjan’s intellectual property portfolio consists of over 20 issued U.S. and seven international patents, multiple pending U.S. and international applications, all of which are in and around the security space.

Daniel Chinn, CEO of Finjan and a newly appointed member of the Company’s Board of Directors, added “This transaction allows us to rebuild our company, reassume our role as thought leaders in the cyber security market and give us access to the capital markets which will be important for our future growth plans.”

Transaction Details

The transaction, which became effective as of June 3, 2013, was effected by way of the Merger of a newly formed subsidiary of the Company with and into Finjan.  In connection with the Merger, the Company has agreed to file a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) to register most of the shares issued in connection with the Merger for resale.

As part of this transaction, the Company entered into a Lock-Up agreement with all significant former Finjan, Inc. stockholders, representing approximately 90% of the total capitalization of Finjan Holdings, Inc.  Details of the Lock-Up agreement accompany the Company’s Current Report on Form 8-K also filed with the SEC on June 3rd, 2013. The Current Report on Form 8-K contains detailed information relating to the Merger and the other transactions effected in connection with the Merger. One is advised to carefully review the Current Report on Form 8-K.

For Additional Information: www.finjan.com

ABOUT FINJAN:
Finjan is a leading online security and technology company which owns a portfolio of patents, related to software that proactively detects malicious code and thereby protects end-users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Founded in 1997, Finjan is one of the first companies to develop and patent technology and software that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based basis, in contrast to signature-based methods of intercepting only known threats to computers, which were previously standard in the online security industry.

ABOUT CONVERTED ORGANICS:
Converted Organics operates a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture organic fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to the agribusiness market.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation, those detailed in our filings with the Securities and Exchange Commission (“SEC”). Neither the Company nor any of its affiliates undertakes any obligation to update and forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The Company will continue to file annual, quarterly and current reports, proxy statements and other information with the SEC. The filings with the SEC will contain important information regarding the Company, its business, financial condition, results of operations and prospects.  One should assume that information contained in any of the filings with the SEC is only accurate as of the date specified in such filings.  The business, financial condition, results of operations and prospects may have changed materially since any such date.  One is advised to carefully review the “Risk Factors” set forth in the Current Report on Form 8-K filed with the SEC on June 3rd, 2013.

Contact:

Scott Eckstein
MWW Group
Telephone: (212) 827-3766
Email: seckstein@mww.com